Exhibit 10.12

March 8, 2018

Andrew Houston

c/o Dropbox, Inc.

333 Brannan Street

San Francisco, CA 94107

Re: Confirmatory Employment Letter

Dear Andrew:

This letter agreement (the “Agreement”) is entered into between Andrew Houston (“you”) and Dropbox, Inc. (the “Company” or “we”). This Agreement is effective as of the date you sign it, as indicated below. The purpose of this Agreement is to confirm the current terms and conditions of your employment.

1.	Title; Position. Your position will continue to be Chief Executive Officer, and you will continue to report to the Board of Directors, with responsibilities as defined in the job description previously provided to you or as otherwise reasonably assigned to you by your lead, or the Company’s board of directors or its authorized committee (the board of directors or its authorized committee, collectively the “Committee”).

2.	Base Salary. Your current annual base salary is $700,000, which will be payable, less applicable withholdings and deductions, in accordance with the Company’s normal payroll practices. Your annual base salary will be subject to review and adjustment based upon the Company’s normal performance review practices.

3.	Annual Bonus. You are eligible to earn an annual cash bonus with a target value of 100% of your base salary, based on achieving performance objectives established by the Committee in its sole discretion and payable upon achievement of those objectives as determined by the Committee. If any portion of such bonus is earned, it will be paid when practicable after the Committee determines it has been earned, subject to you remaining employed with the Company through the payment date. Your annual bonus opportunity will be subject to review and adjustment based upon the Company’s normal performance review practices.

4.	Equity Awards. You will be eligible to receive awards of stock options, restricted stock units or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Committee will determine in its discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

5.	Employee Benefits. You also will continue to be eligible to participate in all of the Company benefit plans and programs in effect for similarly-situated employees during your employment. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

6.	Severance. You will be eligible to enter into a Change in Control and Severance Agreement (the “Severance Agreement”) applicable to you based on your position within the Company. The Severance Agreement will specify the severance payments and benefits you would be eligible to receive in connection with certain terminations of your employment with the Company. These protections will supersede all other severance payments and benefits you would otherwise currently be eligible for to, or would become eligible for in the future, under any plan, program or policy that the Company may have in effect from time to time.

7.	Confidentiality Agreement. As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this Agreement confirms that the terms of the Company’s Employee Invention Assignment and Confidentiality Agreement you previously signed with the Company (the “EIACA”) still apply.

8.	Arbitration. You and the Company shall submit to mandatory and exclusive binding arbitration any and all controversies or claims arising out of, or relating to, your employment with the Company and the termination thereof, including but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision. The sole exception are claims under applicable workers’ compensation law, unemployment insurance claims, actions seeking provisional remedies pursuant to California Code of Civil Procedure Section 1281.8 and other claims expressly prohibited by law from being subject to binding arbitration for which ether party may seek direct court intervention. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. You and the Company agree that the arbitrator shall have the sole authority to determine the arbitrability of all claims. This Agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission, and the Department of Labor). However the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association in the State of California, San Francisco County, before a single neutral arbitrator, in accordance with the employment arbitration rules in effect at that time. The AAA Employment Arbitration Rules and Mediation may be found and reviewed at http://www.adr.org and click on “Rules and Procedures.” If you are unable to access these rules, please let me know and I will provide you a hardcopy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. The arbitration shall provide for adequate discovery and allow for all types of relief otherwise available in court. The Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

9.	At-Will Employment. Your employment with the Company will continue to be “at will.” It is for no specified term, and may be terminated by you or the Company at any time, with or without cause or advance notice. Although the Company may change the terms and conditions of your employment from time-to-time, (including, but not limited to, changes in your position, compensation, and/or benefits), nothing will change the at-will employment relationship between you and the Company. In addition, the compensation terms described herein will not affect your at-will employment status.

10.	Commitment to Company. During your employment with the Company, you will perform your duties faithfully and to the best of your ability and will devote your full business efforts and time to the Company. Except as specifically approved by the Committee, you agree that, during the term of your employment with the Company, you will not (i) engage in any other employment, occupation, consulting, business or other activity related to the business in which the Company or any of its subsidiaries or affiliates is now involved, any proposed business of the Company or any of its subsidiaries or affiliates, or any business in which the Company or any of its subsidiaries or affiliates becomes involved during the term of your employment, (ii) assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company, or (iii) engage in any other activities that conflict with your obligations to the Company or any of its subsidiaries or affiliates. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information. You will disclose to the Company in writing any other employment, business or activity that you are currently associated with or participate in that competes with the Company.

11.

Protected Activity Not Prohibited. Nothing in this Agreement or in any other agreement between you or the Company, as applicable, will in any way limit or prohibit you from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including but not limited to the U.S. Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board. Notwithstanding any restrictions set forth in this Agreement or in any other agreement between you or the Company, as applicable, you understand that you are not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor are you obligated to advise the Company as to any such disclosures or communications. In making any such disclosures or communications, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Confidential Information (within the meaning of the EIACA) to any parties other than the relevant government agencies. You further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent will constitute a material breach of this Agreement. You acknowledge that the Company has provided you with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Exhibit A.

12.	Miscellaneous. This Agreement, along with the EIACA and the Severance Agreement, constitute the entire agreement between you and the Company regarding the subject matters discussed herein, and they supersede all prior negotiations, representations or agreements between you and the Company. This Agreement may only be modified by a written agreement signed by you and the Company’s Chief Executive Officer.

To confirm the current terms and conditions of your employment, please sign and date in the spaces indicated and return this Agreement to the Company.

Sincerely,

Dropbox, Inc.

By:	/s/ Arash Ferdowsi
Arash Ferdowsi
Co-Founder and Director

I have read and understood this Agreement and hereby acknowledge, accept and agree to the terms as set forth herein and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

Date: March 8, 2018	/s/ Andrew Houston
Signature

Exhibit A

SECTION 7 OF THE DEFEND TRADE SECRETS ACT OF 2016

“ . . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”